SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

MERIDIAN BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 271-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) On March 31, 2011, Antonio Interno, age 61, retired from his position as President and Managing Director of Meridian Bioscience Europe, and resigned from all other officer and director positions held within Meridian Bioscience, Inc. and its subsidiaries (collectively, the “Company”).  Mr. Interno began his employment with the Company in 1990, helping to establish a direct sales and distribution operation for the Company in Italy.  During his 21 years of service to Meridian, Mr. Interno has been instrumental in growing Meridian Bioscience Europe into a business unit generating in excess of $20 million in annual revenue.

In connection with his retirement and resignation, Mr. Interno will receive a payment of approximately two times his annual salary.  In addition, Mr. Interno will provide certain services to the Company through December 31, 2012 in accordance with a Professional Services Agreement pursuant to which he will receive monthly payments of €6,500.

Upon his retirement and in accordance with the Company’s 2004 Equity Compensation Plan, as Amended and Restated through January 22, 2008, 7,500 time-based Restricted Stock Units (“RSUs”) awarded November 12, 2009 and 7,500 time-based RSUs awarded November 11, 2010 become fully vested.

In addition, 7,500 performance-based RSUs awarded November 11, 2010, will become immediately and fully vested if the Company’s fiscal 2011 net earnings exceed $33.4 million, with the determination of such net earnings being made at the time fiscal 2011 results are released to the public.

The foregoing is a summary of the key components of Mr. Interno’s retirement and resignation and is qualified in its entirety by reference to the complete text of the agreements entered into in connection therewith, which are to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

The Company expects to announce the appointment of Mr. Interno's replacement later in April.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: April 1, 2011	By:	/s/ Melissa A. Lueke
Melissa A. Lueke
Executive Vice President and Chief Financial Officer
(Principal Accounting Officer)